Exhibit (a)(1)(B)

GETTY IMAGES, INC.

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

ELECTION FORM

Before signing this election form, please make sure you have received, read, and understand the documents that make up this offer, including (a) the Offer to Purchase for Cash all Outstanding Options to Purchase Common Stock (referred to as the “offer to purchase”), (b) the letter from Jonathan D. Klein, dated May 23, 2008, (c) your personal options statement, (d) this election form and (e) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer to purchase provides optionholders the opportunity to tender their outstanding options in exchange for a cash payment as set forth in Section 1 of the offer to purchase. The offer to purchase expires at 9:00 a.m., Pacific Time, on June 23, 2008, unless extended.

In accordance with the terms outlined in the offer to purchase and other documents that make up this offer, you will receive a cash payment in exchange for the tender of all of your outstanding options. You will lose your rights to all options that are tendered under the offer to purchase.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER TO PURCHASE AND RELATED DOCUMENTS.

If you would like to participate in this offer to purchase, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

You may withdraw this election by submitting a properly completed and signed withdrawal form which was previously provided to you to Lisa Calvert by (a) facsimile at fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N 34th Street, Seattle, Washington 98103 before 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended. In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date. Only responses that are complete, signed, and actually received by Lisa Calvert by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express are not permitted.

☐	Yes, I wish to tender all of my outstanding options in exchange for the cash payment described in the offer to purchase.

As consideration for receipt of a cash payment, all of my outstanding options are hereby irrevocably tendered for cancellation on June 23, 2008 or upon any later date the offer ends, unless I validly and timely withdraw this election to tender my options prior to such expiration date.

Employee Signature:

Employee Name (Please print):

Date and Time:	Email Address:

RETURN TO LISA CALVERT NO LATER THAN 9:00 A.M., PACIFIC TIME, ON JUNE 23, 2008, OR SUCH LATER DATE IF THE OFFER IS EXTENDED, BY (A) FACSIMILE AT FAX NUMBER (206) 925-5627, (B) EMAIL TO LISA.CALVERT@GETTYIMAGES.COM OR (C) HAND DELIVERY OR INTEROFFICE MAIL AT GETTY IMAGES, INC., 601 N. 34TH STREET, SEATTLE, WASHINGTON 98103.

GETTY IMAGES, INC.

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form.

A properly completed and signed original of this election form (or a facsimile of it) must be received by Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 on or before 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended (referred to as the expiration date). If Getty Images extends the offer, this election form must be received by Lisa Calvert by the date and time of the extended expiration of the offer.

The delivery of all required documents, including the election form, is at your risk. Delivery will be deemed made only when actually received by Getty Images. You may send the completed form to Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 by the expiration date. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received such an email confirmation, it is your responsibility to ensure that your election form has been received by the expiration date. Only responses that are completed, signed, and actually received by Lisa Calvert by the deadline will be accepted. Responses submitted by any other means, including U.S. mail or other post and Federal Express are not permitted.

Our receipt of your election form is not by itself an acceptance of your outstanding options for purchase. For purposes of the offer, we will be deemed to have accepted options for purchase that are validly tendered and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for purchase of such options, which notice may be made by press release, email or other method of communication. Payment of the cash amount pursuant to the offer will also be deemed to be acceptance of tendered options.

Getty Images will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this election form, by signing this election form, you waive any right to receive any notice of the receipt of the tender of your options, except as provided for in the offer to purchase. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and does not mean that your options have been accepted for purchase. Your options that are accepted for purchase will be cancelled on the same U.S. business day as the expiration of the offer, which expiration is scheduled to be June 23, 2008, but may be extended.

2. Withdrawal and Additional Tenders.

Tenders of outstanding options made through the offer may be withdrawn at any time before 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended. In addition, if we do not accept your election form by July 21, 2008, you may withdraw the options tendered by such documents at any time after such date. To withdraw tendered options you must deliver a signed and dated withdrawal form, with the required information, to Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 while you still have the right to withdraw the tendered options. You may not rescind any withdrawal and any options withdrawn will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to tender those options before the expiration date. To re-elect to tender your withdrawn options, you must submit a new election form to Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103 before the expiration date by following the procedures described in these instructions. Your new election form must include the required information regarding all of the options you want to tender and must be signed and clearly dated after the date of your original election form and any withdrawal form you have submitted. Upon the receipt of such a new, properly completed, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive prior to the expiration date.

3. Tenders.

If you intend to tender outstanding options through the offer, you must tender all of your outstanding options.

You may not pick and choose which of your outstanding options you wish to tender. If you have previously exercised a portion of your options, your election will apply to the portion that remains outstanding and unexercised.

4. Signatures on this Election Form.

If this election form is signed by the holder of the options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Getty Images of the authority of that person to act in that capacity must be submitted with this election form.

5. Other Information on this Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

6. Requests for Assistance or Additional Copies.

You should direct any questions or requests for additional copies of the offer to purchase or this election form to Lisa Calvert (lisa.calvert@gettyimages.com or (206) 925-6415), Anne Boyden (anne.boyden@gettyimages.com or (206) 925-6406), Suzanne Sanders (suzanne.sanders@gettyimages.com or (206) 925-6769) or Lesley Brady (lesley.brady@gettyimages.com or +44-20-7428-5191). Copies will be furnished promptly at Getty Images’ expense.

7. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any tendered options that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all optionholders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion as described in the offer to purchase.

Important: The election form (or a facsimile copy of it), together with all other required documents, must be received by Lisa Calvert by (a) facsimile to fax number (206) 925-5627, (b) email to lisa.calvert@gettyimages.com or (c) hand delivery or interoffice mail at Getty Images, Inc., 601 N. 34th Street, Seattle, Washington 98103, on or before 9:00 a.m., Pacific Time, on June 23, 2008, or such later date if the offer is extended.

8. Additional Documents to Read.

You should be sure to read the offer to purchase, all documents referenced therein, and the letter from Jonathan D. Klein, dated May 23, 2008, before deciding to participate in the offer.

9. Important Tax Information.

U.S. residents should refer to Section 14 of the offer to purchase, which contains important federal income tax information. We also recommend that you consult with your personal advisors before deciding whether to participate in this offer.

Non-U.S. residents should refer to the relevant appendix of the offer to purchase for additional information regarding issues related to the offer in your country. We also recommend that you consult with your personal advisors before deciding whether to participate in the offer.